Exhibit 99.1

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF

Atlantic Union Bankshares Corporation

5.00% Fixed-to-Floating Rate Subordinated Notes due December 15, 2026

CUSIP No.: 90539J AA7

November 15, 2021

Pursuant to the Indenture, dated as of December 5, 2016 (the “Base Indenture”), between Atlantic Union Bankshares Corporation, a Virginia corporation (formerly known as Union Bankshares Corporation) (the “Company”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the first supplemental indenture, dated as of December 5, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, with respect to the Company’s 5.00% Fixed-to-Floating Rate Subordinated Notes due December 15, 2026 (the “Notes”), notice is hereby given of the Company’s redemption (the “Redemption”) of all $150,000,000 outstanding aggregate principal amount of the Notes.

In accordance with Section 11.04 of the Base Indenture, please note the following:

1.	The redemption date shall be December 15, 2021 (the “Redemption Date”).

2.	The redemption price shall be equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, accrued thereon to but excluding the Redemption Date. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest and Additional Amounts will cease to accrue on the Notes.

3.	Payment of the Redemption Price will be made upon presentation and surrender of the Notes at the following address:

Regular Mail or Courier:

U.S. Bank National Association

Global Corporate Trust

111 Filmore Ave. E.

St. Paul, MN 55107

The method chosen for delivery of the Notes is at the option and risk of the Holder. If delivery is by mail, use of registered or certified mail, properly insured, is suggested.

4.	Holders may be subject, under certain circumstances, to backup withholding with respect to the Redemption Price. Such backup withholding may be applicable if such Holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements. A Holder who wishes to avoid the imposition of backup withholding should submit an Internal Revenue Service Form W-9 or W-8, as applicable, establishing an exemption from withholding when presenting a Note for payment.

5.	The CUSIP number referred to above has been assigned to the Note by an organization not affiliated with the Company or the Trustee or any of their agents and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee, nor any of their agents, shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to their correctness or accuracy on the Notes or as indicated in this notice.

6.	Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Indenture.

ATLANTIC UNION BANKSHARES CORPORATION